Exhibit 5.1

March 28, 2014

Star Scientific, Inc.

4470 Cox Rd.

Glen Allen, VA 23060

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration by Star Scientific, Inc. (the “Company”), of an aggregate of 31,200,000 shares of the Common Stock, par value $0.0001 per share (the “Shares”), of the Company pursuant to the Third Amended and Restated 2008 Incentive Award Plan (the “2008 Plan”), on a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, you have requested my opinion with respect to the matters set forth below.

In my capacity as your general counsel, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, I have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to my satisfaction, of such documents, corporate records and instruments as I have deemed necessary or appropriate for purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the State of Delaware.

Subject to the foregoing, it is my opinion that the Shares to be issued under the 2008 Plan have been duly authorized, and upon the issuance and delivery of the Shares, in the manner contemplated by the 2008 Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the 2008 Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert E. Pokusa

Robert E. Pokusa

General Counsel